UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2017

INTERNATIONAL BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Texas	000-09439	74-2157138
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

1200 San Bernardo, Laredo, Texas	78040-1359
(Address of principal executive offices)	(ZIP Code)

(Registrant’s telephone number, including area code)  (956) 722-7611

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below);

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 250.13e-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(b) and (c)                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 21, 2017, Mr. Leonardo Salinas informed International Bancshares Corporation (“IBC”) and its Board of Directors (the “Board”) that he was retiring from the Board and the various committees on which he served, effectively immediately.  IBC is extremely grateful for and expresses its utmost appreciation and congratulations to Mr. Salinas for his 52 years of service and dedication to IBC and its customers, employees, shareholders and the communities IBC serves.  Mr. Salinas’ lifelong contributions, both as an executive officer and in the last decade as an active director, have been consistent and significant to IBC’s success.

Also on December 21, 2017, IBC announced that Ms. Imelda Navarro has been designated the President of IBC’s Retail Banking, overseeing all of IBC’s retail banking operations, including IBC’s 185 branches.  As of the same date, Ms. Navarro’s duties as Treasurer and CFO have been assumed by Ms. Judith Wawroski who is being promoted to undertake a portion of Ms. Navarro’s responsibilities, and who has reported to Ms. Navarro with respect to these matters for many years.  Ms. Wawroski, a 25 year veteran of IBC, is being named IBC’s Treasurer and Chief Accounting Officer as well as Executive Vice President of International Bank of Commerce, Laredo, IBC’s lead bank subsidiary.  Ms. Wawroski will report directly to Mr. Nixon, Chairman.  The Board believes the realigning and expanding of these two executives’ responsibilities will advance IBC’s success.

Ms. Wawroski, 43, has been engaged in IBC’s accounting group since she began with IBC, working her way into a management role, including being promoted to Senior Vice President of International Bank of Commerce, Laredo in October 8, 2015.  Ms. Wawroski’s primary responsibilities include the preparation of regulatory reports and taxes filed with various governmental agencies for IBC and its bank subsidiaries.  She also manages the team responsible for management reporting and various operational areas in the financial accounting department for IBC and its subsidiaries.  Ms. Wawroski is a member of the corporate Disclosure Committee and is also the primary coordinator of IBC’s interim and annual audits.  Ms. Wawroski is also a board member of the Laredo Little Theater and Casa de Misericordia.  Ms. Wawroski graduated from the University of Texas, Austin with a BBA in Accounting, and also received her MPA from Texas A&M International University.

Ms. Wawroski has no familial relationship with any director, executive officer, or person nominated or chosen by IBC to become a director or executive officer.

There was no arrangement or understanding between Ms. Wawroski and any other person pursuant to which Ms. Wawroski was selected as an officer.

Ms. Wawroski and members of her immediate family and the companies with which they are associated are customers of, and have had banking transactions with, IBC’s subsidiary banks in the ordinary course of the subsidiary banks’ business during 2016 and 2017, and IBC anticipates that such banking transactions will continue in the future.  All loans and commitments to loan included in such banking transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to IBC, and all of such indebtedness is fully performing and complies with Federal lending restrictions included in Section 22(h) of the Federal Reserve Act (12 U.S.C. 375b).  The indebtedness, in the opinion of IBC’s management, did not involve more than a normal risk of collectability or present other unfavorable features.

In connection with her being named IBC’s Treasurer and Chief Accounting Officer as well as Executive Vice President of International Bank of Commerce, Laredo, Ms. Wawroski’s base salary has been increased to $150,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL BANCSHARES CORPORATION
(Registrant)

	By:	/s/ Dennis E. Nixon
Dennis E. Nixon, President and
CEO

December 21, 2017